Digital Power Reports Financial Results for the First Quarter Ended March 31, 2009

FREMONT, Calif., May 13, 2009, Digital Power Corporation (NYSE Amex: DPW - News)  today announced its financial results for the first quarter ended March 31, 2009.

Digital Power reported net income of $169,000 for the three months ended March 3l, 2009, compared to a net loss of $161,000 for the three months ended March 31, 2008. Operating income equaled $142,000 for the first quarter of 2009, compared to an operating loss of $165,000 for the first quarter of 2008.  Digital Power reported revenues of $2,421,000 for the quarter ended March 31, 2009, a decrease of 24% from $3,169,000 in revenues for the comparable quarter in 2008.

Gross margins for the quarter ended March 31, 2009 increased to 38%, compared to gross margins of 26% in the quarter ended March 31, 2008.

Commenting on the results, Amos Kohn, President and CEO stated, “We are pleased to report that our ongoing cost reduction efforts resulted in a respectable net income for the first quarter in spite of  the revenue shortfall caused by the global recession. While we have been very aggressive in containing costs, one area where we have not cut back is in new product development. These efforts are intended to result in several new advanced high-grade, high efficiency power system solutions being released to production within the next two to three quarters. Further, we believe that all of these new designs will have a near-term demand, as each of them is a full custom solution for industry leaders in a broadly diversified range of markets. These specialized products include unique, advanced feature sets such as very high efficiency, universal multiple AC and DC inputs and a built in architecture of a fault-tolerant, automatic power switching feature. Our customers’ requirements for these new designs are similarly advanced and challenging as they will serve as the foundation for leading edge products such as a medical mobile oxygen concentrator to provide unparalleled freedom for the active oxygen user, next generation digital video encoder systems and an optical fiber network distribution system. More recently, we have been awarded a contract to develop and manufacture a custom, advanced power solution for a leading provider of video delivery solutions to broadcast, cable, satellite, IPTV and mobile service providers worldwide. Digital Power will provide this product for the customer’s next generation, scalable, content ingest platform for storage and streaming solutions for video-on-demand and high-speed data network architectures.”

About Digital Power:

Digital Power Corporation is a world-class solution-driven organization that designs, develops, manufactures, distributes, and sells cutting-edge high-grade power system solutions to the telecom/datacom, industrial, medical and military/defense industries.  Digital Power's headquarters are located at 41324 Christy Street, Fremont, California, 94538-3158; Phone number 510-657-2635; Website: www.digipwr.com.

Forward Looking Statements

The foregoing release contains “forward looking statements” regarding future events or results within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements concerning the Company’s current expectations regarding revenue and earnings results for 2009 and the expected results of modifications to the Company’s strategy.  The Company cautions readers that such “forward looking statements” are, in fact, predictions that are subject to risks and uncertainties and that actual events or results may differ materially from those anticipated events or results expressed or implied by such forward looking statements. The Company disclaims any current intention to update its “forward looking statements,” and the estimates and assumptions within them, at any time or for any reason.

In particular, the following factors, among others, could cause actual results to differ materially from those described in the “forward looking statements:” (a) the possibility of net losses in the future; (b) the potential ineffectiveness of the Company’s strategic focus on power supply solution competencies; (c) the current instability in the global economy; (d) the inability of the Company to realize the benefits of the reduction in its cost structures due to changes in its markets or other factors, and the risk that the reduction in costs may limit the Company’s ability to compete; (e) the possible failure of the Company’s custom product development efforts to result in products which meet customers’ needs or such customers’ failure to accept such new products; (f) the ability of the Company to attract, retain and motivate key personnel; (g) dependence on a few major customers; (h) dependence on the electronic equipment industry; (i) reliance on third party subcontract manufacturers to manufacture certain aspects of the products sold by the Company; (j) reduced profitability as a result of increased competition, price erosion and product obsolescence within the industry; (k) the ability of the Company to establish, maintain and expand its OEM relationships and other distribution channels; (l) the inability of the Company to procure necessary key components for its products, or the purchase of excess or the wrong inventory; (m) variations in operating results from quarter to quarter; (n) dependence on international sales and the impact of certain governmental regulatory restrictions on such international sales and operations; and other risk factors included in the Company’s most recent filings with the U.S. Securities and Exchange Commission including, but not limited to, the Company’s Forms 10-K, 10-Q and 8-K.  All filings are also available on the Company’s website at www.digipwr.com.

Digital Power Corporation

 Financial Data
(In thousands except for per share data)

	Three months Ended March 31,
	2009	2008
Statement of Operations Data:
Revenues	$2,421	$3,169
Operating income (loss)	142	(165)
Net income (loss)	169	(161)

Basic net earnings per share	$0.025	$(0.024)
Diluted net earnings per share	$0.025	$(0.024)

	As of March 31,
	2009	2008
Balance Sheet Data:
Working capital	$3,594	$3,417
Total assets	5,681	6,220
Shareholders' equity	3,778	3,613